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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Maytag Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT

MAYTAG CORPORATION
403 WEST FOURTH STREET, NORTH
NEWTON, IOWA 50208

August 2, 2005

Dear Fellow Stockholder:

We have previously sent to you proxy material for the important Special Meeting of Stockholders of Maytag Corporation to be held on August 19, 2005. Your Board of Directors has recommended that stockholders vote FOR the merger providing for the acquisition of Maytag by Triton Acquisition Holding Co.

Since approval of the merger requires the affirmative vote of a majority of the outstanding shares, your vote is important. Whether or not you have already done so, please vote TODAY—by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

We encourage you to read the accompanying document carefully because it contains important supplemental information concerning important recent developments relating to the proposed acquisition of Maytag by Triton Acquisition Holding Co. These developments include the withdrawal of the proposal from Bain Capital Partners LLC, Blackstone Capital Partners IV L.P., and Haier America Trading, L.L.C. to acquire Maytag and developments regarding the proposal from Whirlpool Corporation to acquire Maytag. These developments occurred following the mailing to you on or about July 20, 2005 of the notice of Special Meeting of Stockholders of Maytag and the proxy statement.

If you have already voted on the Triton Acquisition Holding merger agreement and wish to change your vote, you may do so by using the enclosed new proxy card or by voting via the Internet or by telephone as described in the proxy statement mailed to you on or about July 20, 2005. If you have already voted on the Triton Acquisition Holding merger agreement and do not wish to change your vote, your original vote will be counted. We cannot complete the Triton Acquisition Holding merger agreement unless holders of a majority of the outstanding shares of Maytag common stock vote to approve it. You may revoke your vote at any time before the vote is taken at the special meeting, except as otherwise described in the proxy statement mailed to you on or about July 20, 2005, by filing written notice of revocation with our Secretary, which is dated a later date than the proxy, submitting a duly executed proxy bearing a later date, voting via the Internet or by telephone as described in the proxy statement mailed to you on or about July 20, 2005 or voting in person at the special meeting.

                      Sincerely,

                      Ralph F. Hake
                       Chairman and Chief Executive Officer

This proxy statement supplement is dated August 2, 2005 and is first being mailed to stockholders on or about August 2, 2005.

 REMEMBER:
You can vote by telephone, or via the Internet—just
follow the simple instructions on your proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

 INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-877-687-1873.

          This proxy statement supplement is being furnished by the board of directors of Maytag Corporation in connection with the solicitation of proxies for use at the Special Meeting of the Stockholders of Maytag to be held on August 19, 2005 in respect of the vote relating to the proposed adoption of the Triton Acquisition Holding merger agreement, to be convened and held at 10:30 a.m., local time, on Friday, August 19, 2005, at the Sodexho Marriott Conference Center auditorium, 600 North Second Avenue West, Newton, Iowa, and at any adjournments or postponements thereof. It amends and supplements the proxy statement of Maytag dated July 18, 2005, which was first mailed to stockholders on or about July 20, 2005. This supplement, which you should read in conjunction with the July 18, 2005 proxy statement, is first being mailed to stockholders on or about August 2, 2005. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the July 18, 2005 proxy statement.

Forward-Looking Statements

        This proxy statement supplement may contain statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of the terms: "expect(s)," "intend(s)," "may impact," "plan(s)," "should," "believe(s)," "anticipate(s)," "on track," or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. The reader is cautioned that these forward-looking statements are subject to a number of risks, uncertainties, or other factors that may cause (and in some cases have caused) actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  •
  Maytag may be unable to obtain the Maytag stockholder approval required for the merger;

  •
  Maytag may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the merger;

  •
  Triton Acquisition Holding and Triton Acquisition may be unable to obtain the requisite financing required to close the merger;

  •
  uncertainty as to the timing of obtaining regulatory approvals;

  •
  conditions to the closing of the merger may not be satisfied or the merger agreement may be terminated prior to closing;

  •
  Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals;

  •
  the merger may involve unexpected costs or unexpected liabilities;

  •
  the credit ratings of Maytag or its subsidiaries may be different from what the parties expect;

  •
  the businesses of Maytag may suffer as a result of uncertainty surrounding the merger;

  •
  the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and

  •
  Maytag may be adversely affected by other economic, business, and/or competitive factors.

        These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

        Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission, which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADOPTION OF THE MERGER AGREEMENT

Update to Background of the Merger

        The following disclosure updates the information in the proxy statement, dated July 18, 2005, which we refer to in this document as the proxy statement, on pages 14 through 26.

        On July 19, 2005, the company received a letter from Bain Capital Partners LLC, Blackstone Management
Associates IV L.L.C. and Haier America Trading, L.L.C. stating that they have determined not to further pursue the acquisition of Maytag.

        On July 21, 2005, the company's board of directors held a telephonic meeting to discuss the Whirlpool proposal received on July 17, 2005. Following discussion with the company's advisors, the board of directors determined that it was unable to determine that the Whirlpool proposal may reasonably be expected to lead to a financially superior transaction that is reasonably capable of being completed, which determination is a prerequisite under Maytag's existing merger agreement with Triton Acquisition Holding for Maytag to furnish information to, and have discussions and negotiations with, Whirlpool. Following the meeting, the company publicly announced the board's determination and stated that the board would continue to evaluate the Whirlpool proposal and that the board had not changed its recommendation of the existing Triton Acquisition Holding transaction.

        On July 22, 2005, the company received a revised proposal from Whirlpool to acquire all outstanding shares of the company which, among other things, increased by $1 per share to $18 the total value of the consideration to be paid per Maytag share. The proposal stated that Whirlpool is willing to discuss reasonable mechanisms to address the company's antitrust concerns, including a reverse break-up fee and payment of the contractual break-up fee to Triton Acquisition Holding upon Maytag's termination of the existing Triton Acquisition Holding merger agreement to enter into a definitive merger agreement with Whirlpool, all as a part of the overall value of Whirlpool's revised proposal. The proposal also made clear that Whirlpool's proposal was subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement. The revised Whirlpool proposal stated that "[Whirlpool] contacted the top 20 trade customers and buying groups, including the top four retailers and top three buying groups that represent 90% of retail appliance sales. To date, we have received 17 letters of support and we expect another on Monday. Two trade customers of the 20 are neutral or supportive, but as a matter of policy are unable to so state in a letter. The proposed transaction is also supported by small and medium sized retailers, as evidenced by the support of NARDA, which represents over 3000 retail storefronts."

        On July 24, 2005, the company's board of directors held a telephonic meeting and, following discussion with its advisors, determined that the revised Whirlpool proposal may reasonably be expected to lead to a transaction that is financially superior to Maytag's pending transaction with Triton Acquisition Holding and that is reasonably capable of being completed. Under Maytag's existing merger agreement with Triton Acquisition Holding, this determination was a prerequisite for Maytag to furnish information to, and have discussions and negotiations with, Whirlpool.

        Following the board of directors' determination, the company issued a press release on July 24, 2005 disclosing the board's determination. In the release, the company stated, among other things:

    "[I]n reaching its determination, the Board took into account Whirlpool's representation as to a complete lack of opposition to the transaction from the top 20 trade customers and buying groups, including the top four retailers and top three buying groups that represent 90% of retail appliance sales."

    "[Maytag] expects that the terms of a definitive agreement, if any, with Whirlpool will take into account the risks to Maytag of non-consummation, Whirlpool's assertion that the antitrust clearance process can be completed by the end of 2005, and Whirlpool's overwhelming confidence that there is no antitrust problem in a Maytag/Whirlpool combination. For example, Whirlpool has publicly stated that the transaction poses 'no risk to competition,' that it is 'not motivated by, nor could it produce, anticompetitive effects,' and that 'there is no plausible concern that competition would diminish in any product category."'

    "[F]ollowing the making by Whirlpool of its earlier proposal, Triton Acquisition informed Maytag that, in Triton Acquisition's view, the transaction proposed by Whirlpool did not satisfy the prerequisites for Maytag's Board making the determination required under the merger agreement in order to furnish information to, and have discussions with, Whirlpool, including that such transaction 'is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects.' Triton Acquisition has also advised Maytag, as Triton Acquisition did, and as was previously reported by Maytag, concerning discussions and due diligence between Maytag and Haier, that discussions, negotiations and/or due diligence by Maytag with Whirlpool will, in Triton Acquisition's view, give Triton Acquisition the right to terminate the existing merger agreement. Maytag believes that its actions are in accord with the merger agreement and do not give Triton Acquisition any termination rights."

    "[Maytag's] Board of Directors has not changed its recommendation of the existing Maytag/Triton Acquisition transaction. Notwithstanding the determination that the Whirlpool proposal may reasonably be expected to lead to a financially superior transaction that is reasonably capable of being completed, Maytag noted that the Whirlpool proposal is, among other things, uncertain as to the timing of completion, the form of consideration and the valuation of any stock consideration, Whirlpool's due diligence process, and the mechanisms referred to by Whirlpool to address regulatory and other closing risks. Maytag noted that before it would be willing to share competitively sensitive information it would require greater certainty with respect to these and other issues. In contrast, the Triton Acquisition transaction is expected to close within a month and, subject to shareholder approval and completion of financing, has already satisfied the major conditions to closing."

        On July 26, 2005, the company and Whirlpool entered into a confidentiality agreement containing provisions with respect to confidentiality of information that one party may determine to furnish to the other party, as well as provisions with respect to solicitation and hiring of each other's employees. In addition, the parties also agreed in the confidentiality agreement to certain standstill provisions, including that, for a period of three years, without the permission of the other party, neither party would take certain actions with respect to the other party, including acquiring or offering to acquire the securities, assets or indebtedness of the other party, participating in any merger, other business combination, recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the other party, participating in any solicitation of proxies or consents to vote any voting securities of the other party, or otherwise influencing the voting of any securities of the other party, forming or participating in any "group" with respect to the other party, acting to seek representation on or to control or influence the management, board of directors or policies of the other party, taking any action that would reasonably be expected to force the other party to make a public announcement regarding any of the matters described above, entering into any discussions or arrangements with any third party with respect to the foregoing, or requesting permission to do any of the foregoing. The parties further agreed that, notwithstanding the foregoing restrictions, in the event that the company's merger agreement with Triton Acquisition Holding is not adopted by the company's stockholders after a vote by the company's stockholders at a meeting duly held, or is terminated, then Whirlpool may make proposals to the Maytag Board and communicate to the company's stockholders regarding such proposals. The parties also agreed that Whirlpool may submit to the Maytag Board a proposal to acquire the company no later than noon on August 9, 2005, but that following such submission, the standstill provisions will continue to apply, except that if the Maytag Board determines that the proposal so submitted by Whirlpool is a superior company proposal (as defined in the section of the proxy statement entitled "THE MERGER AGREEMENT—Permitted Solicitation of Takeover Proposals"), then nothing in the standstill paragraph will preclude Whirlpool from modifying the terms of such proposal on one or more occasions to increase the value of the per share consideration to be received by the company's stockholders under such proposal or to change any other term, provision or condition of such proposal in a manner more favorable to the company or its stockholders, provided, however, that (a) there will be no other change in any term, provision or condition of such proposal and (b) such proposal as so modified must remain open and capable of acceptance by the company for a period 96 hours plus five business days from the time it is received by the company. The standstill provisions do not prevent Whirlpool or Maytag from making any disclosure required by the federal securities laws. On August 1, 2005, Whirlpool advised Maytag that "as of July 31, 2005, of Whirlpool's top 20 trade customers (determined on the basis of revenue from all channels and all products), Whirlpool's top five retail buying groups and NARDA, 22 of the 26 have written letters supporting Whirlpool's proposed acquisition of Maytag and the balance have not indicated opposition." On August 1, 2005, Whirlpool further advised Maytag that "as of July 31, 2005, of the top four major appliance retailers, one has written a letter of support, two have indicated they are not opposed but as a matter of corporate policy do not write such letters and the fourth has by policy declined to comment."

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MAYTAG CORPORATION 403 WEST FOURTH STREET, NORTH NEWTON, IOWA 50208 August 2, 2005
Forward-Looking Statements
ADOPTION OF THE MERGER AGREEMENT